                                                                     EXHIBIT 4.3
                                                                     -----------


                             STOCKHOLDERS' AGREEMENT
                             -----------------------



                  THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of this 18th day of October, 1994, by and among Sinter Metals, Inc., a Delaware corporation (the "Company"), and the stockholders (collectively, the "Stockholders" and singularly "Stockholder") listed on EXHIBIT A attached hereto (including Citicorp Venture Capital, Ltd., a Delaware corporation ("CVC"), Joseph W. Carreras ("Carreras"), Donald L. LeVault ("LeVault") and Richard A. McLean ("McLean")). This Agreement shall become effective immediately prior to the time at which the Company's Class A Common Stock, par value $.001 per share (the "New Class A Common Stock"), is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Effective Time") in connection with the offering described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 3, 1994 and as amended (Registration No. 33-82390) (the "Public Offering"). The Amended and Restated Stockholders' Agreement by and among the Company and the stockholders of the Company dated as of November 16, 1993 will terminate as of the Effective Time. As of the Effective Time, the shares of the Company's Class A Common Stock, par value $.01 per share (the "Old Class A Stock") and the Company's Class B Common Stock, par value $.01 per share (the "Old Class B Common Stock;" and together with the Old Class A Common Stock, the "Old Common Stock"), will represent all of the issued and outstanding shares of the Company's capital stock. Prior to the consummation of the public offering of the New Class A Common Stock, (1) the Old Common Stock will be converted into the New Class A Common Stock and (2) the Company will issue to CVC and Key Equity Capital Corporation, an Ohio corporation ("KECC"), shares of the Company's Class B Common Stock, par value $.001 per share (the "New Class B Common Stock"; collectively, the New Class A Common Stock and New Class B Common Stock is the "New Common Stock."

                  WHEREAS, the parties to this Agreement are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company in the respective amounts set forth opposite their names on EXHIBIT A; and

                  WHEREAS, the parties to this Agreement desire to set forth their mutual understandings and agreements with respect to their rights and obligations as stockholders of the Company.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants and subject to the terms and conditions herein set forth, the parties hereby agree as follows:

                  SECTION 1. SHARES SUBJECT TO AGREEMENT. All of the shares of the Old Common Stock and the New Common Stock (including, without limitation, shares issuable hereafter upon exercise of stock options or upon conversion of the Old Class B Common Stock or the New Class B Common Stock) now or hereafter owned, legally or beneficially, by any party to this Agreement (collectively, the "Shares"), shall be subject to the provisions of this Agreement.

                  SECTION 2.  "PIGGYBACK" REGISTRATIONS.

                  (a) Subject to Section 2(f) hereof, if the Company at any time proposes to register any of its equity securities (as defined in the Securities Act of 1933 (the "Act") ("Equity Securities")) under the Act on Form S-1, S-2 or S-3 or any successor form (but not Form S-4 or S-8) or on any other form upon which may be registered securities similar to the Shares, it will at each such time give notice to all Stockholders of its intention to do so. Upon the written request of any Stockholder given to the Company within 15 days after receipt of any such notice, the Company shall cause the Shares which the Company has been requested to register by such Stockholder to be registered under the Act, to the extent required to permit the sale or other disposition by such Stockholder of the Shares so registered as part of the offering described in the registration statement.

                  (b) If, in the written opinion of the underwriter or underwriters managing the public offering which is the subject of such registration (or in the event that such distribution shall not be underwritten, in the written opinion of an investment banking firm of recognized standing reasonably satisfactory to the Stockholders requesting registration) the total amount of the securities to be so registered, when added to the total number of Shares which the Stockholders have requested to be registered pursuant to this
Section 2, will exceed the maximum amount of securities of the Company that can be marketed (i) at a price reasonably related to their then current market value; or (ii) without otherwise materially and adversely affecting the entire offering, including, without limitation, through a material reduction of the net proceeds of the offering payable to the Company, then the Company shall have the right to exclude from such registration such amount of Shares, pro rata from each Stockholder requesting his or its Shares be registered (based on the number of Shares requested to be so registered) that it would otherwise be required to register pursuant to this Section 2 as is necessary to reduce the total amount of securities to be so registered to the maximum amount of securities that can be so marketed. Shares proposed to be registered and sold in an underwritten public offering for the account of any of the Stockholders shall be sold to prospective underwriters selected or approved by the Company and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the selling Stockholders and the prospective underwriters. The Stockholders who desire to sell any of the Shares in a proposed public offering shall provide the Company and the prospective underwriters with such information as the Company or prospective underwriters may reasonably request, including without limitation, such information as may be required by the National Association of Securities Dealers, Inc. or the Securities and Exchange Commission. The Company may withdraw any registration statement initiated by the Company at any time before it becomes effective, or postpone such offering of securities, without obligation or liability to the holders of the Shares. Each Stockholder who sells Shares in a registered offering pursuant to this Section 2 shall be responsible for payment of any underwriting discounts or commissions with respect to the Shares sold for such Stockholder's account, and for the costs of any counsel or other third parties retained by such Stockholder, and the Company shall be responsible for payment of all expenses incurred by the Company in connection with the preparation and filing of the registration statement. Unless otherwise agreed by the Company and the Stockholders who participate in a given offering, any over-allotment option granted to the underwriters shall be participated in by the Company and such selling Stockholders pro rata in accordance with the relative number of shares to be offered by each in the principal offering. Each Stockholder who desires to participate in a registered offering shall enter into custody agreements, powers of attorney, underwriting agreements customary for such offerings and reasonably satisfactory to the Company and the Underwriters at such time as reasonably requested by the Company or the Underwriters.

                  (c) INDEMNIFICATION BY THE COMPANY. In the event of any registration under the Act of any Shares pursuant to this Section 2, the Company shall indemnify and hold harmless each holder of Shares to be registered and each other Person, if any, who controls such holder within the meaning of the Act and each other Person (including underwriters) who participates in the offering of such Shares against any losses, claims, damages or liabilities, joint or several, to which such holder of Shares to be registered or controlling Person or participating Person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Shares are registered under the Act, in any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such holder of Shares or such controlling Person or participating Person in connection with investigating or defending any such loss, claim, damage, liability or proceeding; PROVIDED, HOWEVER, that the Company will not be liable in any such case to any such holder or other Person to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary or final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such holder or such controlling or participating Person, as the case may be, specifically for use in the preparation thereof; or (ii) an untrue statement or alleged untrue statement, omission or alleged omission in a prospectus if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the prospectus which amendment or supplement is delivered to such holder and other

Person and such holder or other Person thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of such Stock to the Person asserting such loss, claim, damage, liability or expense. For purposes of this Agreement, "Persons" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

                  (d) INDEMNIFICATION BY THE HOLDERS OF SHARES WHICH ARE REGISTERED. It shall be a condition of the Company's obligation under this
Section 2 to effect any registration under the Act that there shall have been delivered to the Company an agreement or agreements duly executed by each holder of Shares to be so registered, whereby such holder agrees to indemnify and hold harmless the Company, each other Person referred to in subparts (1), (2) and (3) of Section 11(a) of the Act in respect of such registration statement and each other Person, if any, that controls the Company within the meaning of the Act against any losses, claims, damages or liabilities, joint or several, to which the Company, or such other Person or such Person controlling the Company may become subject under the Act or otherwise, but only to the extent that such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Shares are registered under the Act, in any preliminary prospectus or final prospectus contained therein or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which, in each such case, has been made in or omitted from such registration statement, said preliminary or final prospectus or said amendment or supplement in reliance upon, and in conformity with, written information furnished to the Company by such holder of Shares specifically for use in the preparation thereof. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above, with respect to information with respect to such Persons so furnished in writing by such Persons specifically for inclusion in any prospectus or registration statement.

                  (e) CONDUCT OF INDEMNIFICATION PROCEEDINGS. (i) Any Person entitled to indemnification hereunder shall (A) give prompt written notice to the indemnifying party; and (B) unless in such indemnified party's reasonable judgment, a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of the claim, shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

                  (ii) If for any reason the indemnification provided for in the preceding Sections 2(b) and 2(c) is unavailable to an indemnified party as contemplated thereby, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.

                  (f) The provisions of this Section 2 shall not apply, and the Company shall be under no obligation to register any of the Shares, or take any other actions required by this Section 2, with respect to any registration, or proposed registration, by the Company of (a) shares of stock having a preference in liquidation, redemption, dividends or voting over the shares of its common stock (however designated) ("Preferred Stock") or (b) any shares of common stock (however designated) into which shares of Preferred Stock or any debt securities of the Company may, by the terms of such instruments, be converted.

                  SECTION 3.  CORPORATE GOVERNANCE.

                  (a) During the term of this Agreement, the Stockholders agree that they will not vote the Shares, if any, held by them in favor of any proposal to change the number of members of the Board of Directors of the Company (the "Board") from its current size of seven (7) persons. Each Stockholder hereby agrees to take any and all action necessary (including, without limitation, voting their shares or, to the extent then permitted by the Company's Certificate of Incorporation and ByLaws (each as amended from time to time), executing and delivering written consents of stockholders, or calling special stockholders' meetings) to elect to the Board (the "Initial Board") the following seven (7) individuals:



                  (i)               Carreras;

                  (ii)              LeVault;

                  (iii)             E. Joseph Hochreiter;

                  (iv)              William H. Roj;

                  (v)      Charles E. Volpe;

                  (vi)     David Y. Howe; and

                  (vii) John F. Kirby; PROVIDED, HOWEVER, that if, upon completion of the Public Offering, KECC does not own at least 740,344 shares of Common Stock, John F. Kirby shall be replaced by a person designated by CVC.

                  (b) At any annual or special meeting of the Company's stockholders occurring on or after the completion of the Public Offering, or by consent in writing of such Stockholders in lieu thereof (to the extent then allowed by the Company's Certificate of Incorporation and By-Laws), at which or pursuant to which some or all of the members of the Board are to be elected (other than the Initial Board), each Stockholder hereby agrees to take any and all action necessary (including, without limitation, voting their shares or, to the extent then permitted by the Company's Certificate of Incorporation and By-Laws, executing and delivering written consents of stockholders, or calling special stockholders' meetings) to elect to the Board of Directors of the Company the following seven (7) individuals:

                         (i) one (1) individual designated in writing by CVC; PROVIDED, HOWEVER, that if CVC's ownership of Common Stock is reduced below ten percent (10%) of the total number of shares of Common Stock of the Company then outstanding, CVC's right to designate an individual shall terminate;

                    (ii) one (1) individual designated in writing by KECC;
                         PROVIDED, HOWEVER, that if KECC ceases to own at least 740,344 shares of Common Stock, KECC's right to designate an individual shall be transferred to CVC if CVC then holds at least twenty-five percent (25%) of the total number of shares of Common Stock then outstanding, and otherwise the right created by this clause (ii) shall terminate;

                   (iii) Carreras, for so long as he serves as an officer of
                         the Company, and thereafter the person who then serves as the first ranking executive officer of the Company;

                    (iv) LeVault, for so long as he serves as an officer of the
                         Company, and thereafter the person who then serves as the second ranking executive officer of the Company; and

                    (v) three (3) individuals nominated by the Directors then serving, at least two of whom shall not be employees of the Company or otherwise be affiliates (as defined in the Act) of the Company.

                  (c) If any vacancy on the Board occurs during the term of this Agreement, the Stockholders shall use their best efforts to cause the Directors remaining in office to elect to fill such vacancy in a manner consistent with the provisions of Section 3(b) hereof.

                  (d) Each Stockholder promptly shall inform the Company of any Shares such Stockholder owns beneficially that are held through nominee or "street" name. Certificate representing the Shares shall be stamped with a legend stating that such shares are subject to the terms of this Agreement.

                  (e) The number of members of the Board may be increased from seven (7) persons from time to time at the discretion of the Board; PROVIDED, HOWEVER, that such increases shall require the approval of six (6) of the directors then in office. In the event that the size of the Board is increased, the additional members shall be persons selected by such process as the Board determines.

                  SECTION 4. HOLDBACK AGREEMENT. If the Company at any time proposes to register any of its Equity Securities under the Act, the Stockholders agree, upon written request of the Company (the "Holdback Notice"), not to effect any public or private sale, transfer or other disposition of any Shares or any other Equity Securities for the period of time set forth in the Holdback Notice (the "Holdback Period"). The Holdback Period shall be determined in the sole discretion of the Board after consultation with the underwriter or underwriters managing the public offering. Each Stockholder agrees to deliver to the Underwriters and the Company a written confirmation of the foregoing in form reasonably satisfactory to the Underwriters.

                  SECTION 5.  MISCELLANEOUS.

                  (a) WAIVERS AND AMENDMENTS. This Agreement may not be amended or modified and compliance herewith may not be waived (either generally or in a particular instance and either retroactively or prospectively) except by a writing signed by all of the parties hereto; PROVIDED, HOWEVER, that EXHIBIT A of this Agreement shall be automatically updated by the Company in the event that the number of Shares held by the existing Stockholders change and/or Shares are issued or transferred to new stockholders of the Company who agree to be bound by the provisions of this Agreement and sign a counterpart hereof.

                  (b) NOTICES. Any notice, request, consent and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered, (ii) one day after being sent by recognized overnight delivery service, or (iii) five days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company:

                           Sinter Metals, Inc.
                           The Terminal Tower
                           Suite 3200
                           50 Public Square
                           Cleveland, Ohio  44113
                           Attention:  Joseph W. Carreras
with a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  William H. Roj, Esq.

If to CVC:

                           Citicorp Venture Capital, Ltd.
                           399 Park Avenue, 14th Floor
                           New York, New York  10004
                           Attention:  William Comfort

If to KECC:

                           Key Equity Capital Corporation
                           Society Center
                           127 Public Square
                           Cleveland, Ohio 44114
                           Attention:  John F. Kirby

Notices to all other Stockholders will be addressed and delivered to the address set forth below that Stockholder's name on EXHIBIT A or to such other person or at such other place as any of the parties may from time to time furnish to the other parties in writing.

                  (c) PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto.

                  (d) HEADINGS. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

                  (e) CHOICE OF LAW. It is the intention of the parties that the laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties, without giving effect to the choice of law provisions thereof.

                  (f) COUNTERPARTS. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (g) SEVERABILITY. If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, such provisions shall be ineffective only to the extent of such unenforceability or invalidity and the same shall not impair any of the other provisions of this Agreement, which shall be enforced in accordance with their respective terms.

                  (h) TERMINATION OF AGREEMENT; TERMINATION OF RESTRICTIONS. This Agreement and all restrictions on Shares owned by Stockholders shall terminate at the earliest of (a) such time as the rights of both CVC and KECC to designate individuals to serve on the Board terminate, (b) the unanimous written agreement of the Stockholders to this Agreement, (c) the consummation of a merger or consolidation of the Company into another entity and which is not controlled directly or indirectly by any of the Stockholders, individually or in a group, where the Company is not the survivor, (d) the consummation of an acquisition of another entity and which is not controlled directly or indirectly by any of the Stockholders individually or in a group by merger, consolidation, exchange of shares or otherwise) in a transaction in which the Company issues shares of its Common Stock that exceed twenty-five percent (25%) of the




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then outstanding Common Stock, (e) the sale of all or substantially all of the
Company's assets, (f) the effectiveness of the Shareholders' Agreement dated as of November 18, 1993 by and among the Company, PMI Powder Metal Holding, Ltd., CVC, KECC and Heller Financial, Inc.; (g) the issuance or sale by the Company, other than upon conversion of any of the Shares that are Old or New Class B Common Stock to shares of Old or New Class A Common Stock, to any person or affiliated group of persons (consisting either of a group of Affiliates or a group as such term is used in Section 13(d)(3) of the Securities Exchange Act of
1934) of voting securities, or of options, warrants or other rights to acquire voting securities, where such securities or rights to acquire securities would represent 50% or more of the Company's securities generally eligible to vote in the election of directors of the Company; (h) the date on which the aggregate number of shares of Old or New Class A Common Stock and Old or New Class B Common Stock owned by the Stockholders then party to this Agreement shall be less than twenty-five percent (25%) of the outstanding shares of Class A Common Stock, or (i) the tenth anniversary of this Agreement. The obligations of each party to this Agreement shall terminate upon the sale of all of the Shares held by such person. This Agreement shall in no event restrict the freedom of any party hereto to sell, pledge, transfer or otherwise dispose of any Shares. Furthermore, the obligations of each of Carreras, LeVault and McLean hereunder shall terminate, and each such person shall cease to be a party hereunder, if and when such person ceases to be employed by the Company in a




                                       17

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position substantially equivalent, or superior to, the position now held by such person.

         [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]





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



                  IN WITNESS WHEREOF, the parties have executed, or have caused to be executed, this Stockholders' Agreement as of the day and year first written above.

                                   SINTER METALS, INC.


                                   By: ______________________________
                                       Name:
                                       Its:

                                   CITICORP VENTURE CAPITAL, LTD.


                                   By:______________________________
                                      Name:
                                      Its:



                                   -----------------------------------
                                           Joseph W. Carreras


                                   -----------------------------------
                                           Donald L. LeVault


                                   -----------------------------------
                                           Richard A. McLean





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




                                    EXHIBIT A
                                    ---------


                                                              Class A                   Class B
                                                              Common Stock              Common Stock
                                                              ------------              ------------

Citicorp Venture Capital, Ltd.                                  878,325*                       2,443,307*
399 Park Avenue, 14th Floor
New York, New York  10004

Joseph W. Carreras                                              479,452                                -
50 Public Square, Suite 3200
Cleveland, Ohio  44113

Donald L. LeVault                                               202,713                                -
R.R. 2, Box 47
Emporium, Pennsylvania  15834

Richard A. McLean                                               104,061                                -
R.R. 2, Box 47
Emporium, Pennsylvania  15834


* Assumes that Citicorp Venture Capital, Ltd. receives an aggregate of 416,911 shares of Class A Common Stock under the Exchange Agreement, which is based upon an initial public offering price of $13.00 per share. Such number will change to the extent the initial public offering price differs from $13.00 per share.





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